SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): December 29, 2000



                             TELENETICS CORPORATION
             (Exact name of registrant as specified in its charter)



           California                                             33-0061894
(State or Other Jurisdiction of          0-16580                (IRS Employer
         Incorporation)          (Commission File Number)    Identification No.)



                               25111 Arctic Ocean
                              Lake Forest, CA 92630
                    (Address of Principal Executive Offices)


                                 (949) 455-4000
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report.)

ITEM 5.  OTHER EVENTS

     Effective as of October 25, 2000, Telenetics Corporation entered into a Manufacturing License and Distribution Agreement, or Motorola Agreement, with Motorola, Inc., through Motorola's Multiservice Networks Division. Under the terms of the Motorola Agreement, we obtained from Motorola a ten-year non-exclusive license to manufacture, market and further develop a series of Motorola commercial grade analog and digital data transmission and network access products. We have chosen to distribute these products under the name Sunrise Series through the worldwide network of certified resellers, system integrators, partners, original equipment manufacturers and other distribution channels, many of which are part of a worldwide distribution network developed by Motorola in connection with sales of its products, including the commercial grade analog and digital transmission and network access products that were licensed to us through the Motorola Agreement. In exchange for the license relating to the Sunrise Series products, Telenetics has agreed, among other things, to make royalty payments to Motorola on sales of the licensed products during the two-year period that began on December 29, 2000.

     We have begun coordinating the transition of manufacturing and production of the Sunrise Series products from Motorola to Telenetics. As part of that transition, Telenetics entered into a Manufacturing Agreement dated as of December 29, 2000, or Comtel Agreement, by and between Telenetics and Comtel Electronics, Inc., a privately-held ISO 9001-certified manufacturer based in Tustin, California. Under the Comtel Agreement, Comtel has agreed to act as a turnkey contract manufacturer of the majority of the Sunrise Series commercial data transmission and network access products that we license from Motorola. As part of this arrangement, Comtel has agreed to perform component purchasing, full product assembly, testing and preparation for shipment of both base products, which are of a generic type and are identical, and final products, which are specially configured or modified to fill a particular customer order or need. Telenetics is selling to Comtel equipment and components that Telenetics purchased from Motorola for the purpose of manufacturing the Sunrise Series products. In addition, Telenetics is loaning to Comtel testing equipment needed in the manufacturing process. The Comtel Agreement provides that during each month beginning the third calendar month after commencement of manufacture of products by Comtel and continuing through the expiration or earlier termination of the Comtel Agreement, Telenetics will purchase from Comtel a minimum of $1,000,000 per month of Sunrise Series and other products manufactured by Comtel for Telenetics. The Comtel Agreement has an initial term of three years, expiring December 29, 2003, with automatic one-year renewals unless either party provides written notice of termination to the other party at least 180 days prior to the expiration of the then current term.

     Since its incorporation in 1984, Telenetics has taken pride in engineering and marketing innovative data transmission and network access products. Over the years, Telenetics has gained expertise, both through internal growth and development and through acquisitions, with a wide array of wired and wireless data transmission and network access products and specific-application communications products. Telenetics' management believes that Telenetics' entry into the Motorola Agreement and Comtel Agreement and Telenetics' efforts to take advantage of the worldwide distribution network developed by Motorola provide Telenetics with a unique opportunity to capitalize on and re-emphasize the expertise Telenetics has gained through its years of development, manufacturing and marketing of data transmission and network access products. In conjunction with that re-emphasis, Telenetics' management desires to provide Telenetics' shareholders and the investment community at large with the following discussion of Telenetics' historical, current and potential business.

COMPANY OVERVIEW

     Telenetics Corporation designs, produces and distributes wired and wireless data transmission and network access products and customer-specific communications products for customers around the world. Soon after our incorporation in California in 1984, we introduced the first internal 2400 bits per second modem for personal computers. Over the years, both through internal growth and development and through acquisitions, Telenetics has gained expertise and amassed resources relating to a wide array of wired and wireless data transmission and network access products and customer-specific communications products.

     During the late 1980s, intense competition, coupled with a series of managerial, engineering and production problems, inhibited Telenetics' growth. From 1993 to 1995, we began a restructuring process, which ultimately resulted in the implementation of new engineering, sales and marketing strategies with a focus on the growing industrial automation market. Recognizing the emerging importance of wireless data communications products, from 1996 to 1998 we began investing in the development of wireless products for the markets in which we were already providing wired products. In 1998 we introduced the Omega(TM) Series product line, which was designed to provide meter reading, outage detection and reporting and other data acquisition capabilities through dedicated or shared telephone lines and cellular lines. In April 1999, we acquired the AirLink(TM) radio frequency technology and all related assets, hardware designs, software codes, pending patents, trademarks and contracts from Greenland Corporation. The AirLink(TM) technology remains an assets of ours that we plan to further evaluate for commercial potential.

     Between late 1997 and early 1999, we developed a working relationship with departments of transportation in several states and began to sell them communications products. In June 1999, we acquired the assets of a leading supplier of fiber optic and microwave communications products in this market, Sunnyvale General Devices and Instruments, Inc., or GDI. We believe that this acquisition greatly enhanced our presence in the traffic and transportation management industries. To further enhance our presence in this market, in July 1999 we acquired substantially all of the assets and technology of Sierra Digital Communications, Inc., a leading supplier of millimeter wave radio products to the traffic management market. Sierra Digital designed and built wireless communication systems and short haul microwave radio communication equipment operating in the millimeter wave frequency bands for traffic control networks, industrial automation applications, video surveillance and other video transmission systems, as well as for wideband digital T1/E1 carrier networks, which are the most commonly deployed broadband communications network systems, and local area communications networks, or LANs, which are private networks used by businesses and other organizations to provide internal voice and data communications.

     In January 2000, we acquired eflex Wireless, Inc., a privately-owned company that was developing proprietary technology that we have chosen to promote under the name Airwave(TM). The Airwave(TM) technology is designed to be used for sending and receiving data over the existing control channels of cellular networks. Control channels are essentially a wireless data link for communicating between cellular telephones or devices and cellular systems without interfering with a carrier's revenue-generating voice channels. We believe that this technology, if further developed and deployed, may in the future support a wide range of wireless data applications.

     In late 2000, we entered into a Manufacturing License and Distribution Agreement, or Motorola Agreement, with Motorola, Inc., through Motorola's Multiservice Networks Division. Under the terms of the Motorola Agreement, we obtained from Motorola a ten-year non-exclusive license to manufacture, market and further develop a series of Motorola commercial grade analog and digital data transmission and network access products. We have chosen to distribute these products under the name Sunrise Series(TM) through the worldwide network of certified resellers, system integrators, partners, original equipment manufacturers and other distribution channels established by Motorola. In exchange for the license relating to the Sunrise Series products, we have agreed to make royalty payments to Motorola on sales of the licensed products during the two-year period that began on December 29, 2000.

     We believe that our entry into the Motorola Agreement, together with our efforts to take advantage of the worldwide distribution network developed by Motorola, provide us with a unique opportunity to capitalize on and re-emphasize the expertise Telenetics has gained through its years of development, manufacturing and marketing of data transmission and network access products. Consequently, Telenetics currently organizes its existing and planned products and services as follows:

     o Data Transmission and Network Access Products, which are a range of commercial and industrial grade analog and digital products used for transmitting data and accessing public and private communications networks;

     o Customer-Specific Communications Products, which are products that incorporate our industrial grade data transmission and network access products and/or other equipment and technologies to accomplish customer-specific objectives for data transmission and network access; and

     o Wireless Data Network Services, which are planned services that relate to wireless transportation of data over existing public or private networks.

INDUSTRY OVERVIEW

     Over the past several years, data communications networks have undergone major growth and have become a critical part of the global business and economic infrastructure. Many factors have contributed to this growth, including:

     o a surge in demand for high-speed wired and wireless Internet access and data transmission service; among other uses, high-speed access enables consumers to access bandwidth intensive content and services and enables businesses to implement e-commerce strategies, to access the Internet for a variety of purposes and to provide employees with telecommuting capabilities;

     o the enactment of the Telecommunications Act of 1996, which has allowed competitive local exchange carriers in the United States to compete with incumbent local exchange carriers, including the regional Bell operating companies, for local carrier services, which has resulted in an increase in the number of telephone service providers and has intensified competition among them;

     o an apparent worldwide trend toward deregulation of the communications industry, which may enable a large number of new communications service providers to enter the market; and

     o a growing preference among commercial, industrial and governmental enterprises for automation of remote data acquisition and collection activities through wired and wireless communications technologies.

     Responding to the growing demand for communications services and increased competitive pressures, businesses and government organizations that rely heavily on information technology are devoting significant resources to the purchase of data transmission and network access products and other customer-specific communications products.

OUR BUSINESS STRATEGY

     Since our incorporation in 1984, we have strived to develop expertise relating to a wide range of data transmission and network access products and customer-specific communications products and have acquired technology that may in the future be used to provide data transportation services. Our goal is to become a leading provider of products and services relating to data acquisition from remote locations, data transportation between remote locations and centralized locations, and data collection at centralized locations. Our business strategy to achieve this goal includes the following elements:

     o SOLIDIFY AND LEVERAGE WORLDWIDE DISTRIBUTION NETWORK FOR DATA TRANSMISSION AND NETWORK ACCESS PRODUCTS. Since our entry into the Motorola Agreement in late 2000, we have begun to develop and solidify our relationships with certified resellers, system integrators and distributors, most of which are part of a worldwide distribution network developed by Motorola in connection with sales of its products, including the commercial grade analog and digital transmission and network access products that have been licensed to us by Motorola. Once firmly established, we intend to leverage these relationships by introducing other Telenetics products into the global distribution network as opportunities arise.

     o CONTINUE TO BUILD MARKET SHARE FOR OUR PRODUCTS. We will continue to focus our efforts in the utility automation, transportation and traffic management, and other industrial automation and specialty product markets and to develop new products and enhancements to meet or exceed the evolving requirements of both centralized and remote applications of our technologies. We also plan to focus on building our own market share for the commercial analog and digital data transmission and network access products that we license from Motorola by first establishing Telenetics as the source of these high-end communications products and then further developing the product line where market demand is identified.

     o DEVELOP AND EXPAND STRATEGIC RELATIONSHIPS. We plan to continue to develop our strategic relationships with data communications products and services providers in order to enhance our product and service development activities and leverage shared technologies and marketing efforts.

     o INTENSIFY OUR MARKETING ACTIVITIES. As funds become available, we intend to invest in a comprehensive targeted, product-specific marketing program to raise awareness of Telenetics and its products, to solidify the confidence of our existing customer base and to attract new customers.

     o LEVERAGE EXISTING CUSTOMER BASE. We believe that many of our existing customers will continue to purchase our products. We intend to market new products and enhancements to our existing customers. We also believe that our existing customer base represents an important source of references for new customers.

     o ENHANCE CUSTOMER SERVICE AND TECHNICAL SUPPORT. Where appropriate, we intend to transfer technical support services, including pre- and post-sales application support, product repair and warranty support to a worldwide network of quality independent service centers. We also intend to continue to enhance the quality of customer service and technical support performed in-house at Telenetics.

     o INCREASE USE OF OUTSOURCE MANUFACTURING. We intend to transfer the manufacture and assembly of additional products to outside contract manufacturers in cases where we believe that outsourcing will assist us in shortening lead times and reducing inventory costs in order to increase customer satisfaction while preserving our gross margins.

     o CONTINUE TO DEVELOP WIRELESS TECHNOLOGY. As funds become available, we intend to continue to invest in research and development of wireless technologies, products and services to meet our customers' needs. We believe that the expertise we have developed in creating our existing wireless products, together with the expertise we acquired in our acquisition of eflex, will help enable us to enhance these products, develop new products and services and respond to emerging technologies in a cost-effective and timely manner.

OUR PRODUCTS AND SERVICES

     We currently organize our existing and planned products and services as follows:

     o Data Transmission and Network Access Products, which are a range of commercial and industrial grade analog and digital products used for transmitting data and accessing public and private communications networks;

     o Customer-Specific Communications Products, which are products that incorporate our industrial grade data transmission and network access products and/or other equipment and technologies to accomplish customer-specific objectives for data transmission and network access; and

     o Wireless Data Network Services, which are planned services that relate to wireless transportation of data over existing public or private networks.

     OUR DATA TRANSMISSION AND NETWORK ACCESS PRODUCTS

     Our data transmission and network access products include commercial grade analog and digital products as well as industrial grade analog and digital products, which are products that are used for transmitting data over and accessing public and private communications networks.

         Commercial Grade Analog and Digital Products
         --------------------------------------------

         We license from Motorola the right to manufacture, market and further develop a series of commercial grade analog and digital data transmission and network access products that we have chosen to market under the name Sunrise Series. These commercial grade analog and digital data transmission and network access products are designed to provide superior functionality and high reliability, especially when operating over poor quality communication lines. Many of these products are designed for use in applications where networking software is used to track performance and functionality of each part of a network.

         Telenetics is working to obtain registrations and approvals for these products in approximately 140 countries. Many of these countries previously had granted registrations and approvals to Motorola in its own name. Examples of our commercial grade analog and digital products include:

     o DATA MODEMS. Modems that are used to convert digital data to analog voice signals suitable for transmission over the existing public switched telephone network and to convert the analog voice signals back to digital data for use by computers, programmable logic controllers and other digital equipment.

     o BELL-COMPATIBLE MODEMS. Bell-compatible refers to modems that function to popular modem types that were designed by Bell Labs before it became Lucent Technologies.

     o MODEM NESTS. Nests, which may also be referred to as shelves, card cages or enclosures, are used when several modems are co-located, usually near a computer or communications center.

     o DSU / CSU. Data service units, or DSUs, and customer service units, or CSUs, are used by telephone carriers to send digital data over analog telephone lines. DSUs and CSUs are the digital equivalent of analog modems.

     o DATA / FAX MODEM. In addition to functioning as a data modem, features are included to enable users to send and receive facsimile documents.

     o DIGITAL BRIDGE. A digital bridge receives data on its main channel and transmits it simultaneously to multiple sub-channels. The sub-channels contend for access to the main channel. The digital bridge permits multiple devices to share a computer port, or communications channel.

     o ISDN PRODUCTS. Integrated Services Digital Network, or ISDN, is a telephone carrier offering that consists of two 64 kilobits per second, or Kbps, channels. ISDN products provide an interface between a carrier circuit and two digital circuits for a customer's data or voice equipment.

     o X.25 SWITCHES. X.25 is a specification for an international packet switched network. An X.25 switch acts as a node to connect two or more
          X.25 circuits, or network legs, together.

     o T1 / FT1 PRODUCTS. T1 refers to a standard offering by telephone companies. T1 circuits provide two-way digital communication between any two points, operating at 1.544 megabits per second, or Mbps. T1 is the equivalent of 24 voice channels. FT1 refers to fractional T1, or the use of 1 to 23 of the available 24 channels. FT1 circuits cost less than a full T1 circuit.

         Industrial Grade Products
         -------------------------

         Our industrial grade analog and digital data transmission and network access products include a range of grade dial-up, leased line and private wire modems and accessories that are designed to operate in extended temperatures and harsh environments. These products generally exceed the surge protection standards of the industry and are adaptive to wide ranges of alternating current or direct current power inputs. The modular design of these products enables them to either interface with or complement one another. The versatility of this modular concept enables us to offer over 100 different product combinations to our customers, including customized selection of data speeds, data interfaces, power inputs, operating temperatures, data formats and power consumption. In addition, our product line serves both central site data communications needs and remote access and transmission sites on both the enterprise-wide and single location level. Examples of our industrial grade analog and digital products include:

     o MIU STANDALONE MODEMS. These modems include a range of dial-up, leased line and private wire modems and fiber optic line drivers that are encased in non-metallic enclosures, complete with power supplies and surge protection and used for a wide variety of industrial automation applications.

     o MYRIAD(TM) RACK MOUNT MODEM BANK. Modem banks are used for central data collections systems where a large number of modems are required at a c entral location. The Myriad(TM) Rack Mount Modem Bank has an industry-standard 19" chassis, or framework, with slots for 18 modem cards (dial-up, leased line or private wire modems) and two power supply cards.

     o FLASHPOLL(TM) FAST POLL MODEM. This modem is a leased line modem that we believe has the fastest polling time in the industry. This modem is designed for high-speed point-to-multipoint communications networks.

     o PONY EXPRESS(TM) MODEM MODULES. Modem modules are printed circuit boards that act as fully functional modems. Modem modules are at the heart of most of our industrial grade standalone modems and rack-mount modem cards and also are available to original equipment manufacturers, or OEMs, for integration into meters, controllers, remote terminal units, or RTUs, which are devices for offsite data collection and processing, and other similar devices.

     OUR CUSTOMER-SPECIFIC COMMUNICATIONS PRODUCTS

         Our customer-specific communications products incorporate our industrial grade data transmission and network access products and technologies to accomplish customer-specific goals. Our customer-specific communications products currently include a range of plug-in modem cards for GE Harris, a leading manufacturer of RTUs for utility automation systems, and a universal modem card for Bristol Babcock, Inc, a leading manufacturer of flow controllers.

         Omega(TM) Series Wireless Products
         ----------------------------------

         Telenetics' Omega(TM) Series wireless products are designed to transport data over public cellular networks using a combination of an industrial grade modem and a wireless transceiver, which is a module composed of a radio receiver and transmitter. The Omega(TM) Series products initially were analog products designed for automated meter reading, or AMR, applications but have since been installed in a wide variety of industrial automation applications throughout the United States and Canada. In response to the growing deployment of digital wireless technologies in public cellular networks, we are in the process of developing a digital version of our Omega(TM) Series products that currently is targeted for commercial release in 2001.

         In addition to providing high-speed two-way communication capability via cellular networks, Omega(TM) Series products can store the serial number or address of the meter or any other device, and in the case of a power outage or other alarm conditions, can report to a central host. Omega(TM) Series products are capable of receiving or initiating communications and transmitting data as frequently as required by the host application.

         Traffic and Transportation Management Products
         ----------------------------------------------

         Our Traffic and Transportation Management Systems Division operates as a communications solution finder, hardware supplier and/or integrator for the automobile vehicle traffic coordination and intelligent transportation systems market, which includes freeway management, traffic advisory and central control systems. The Division performs these functions through a network of consultants and value added resellers, or VARs, and through direct contact with various agencies and contractors. System integrators are companies or individuals that make a system function according to set specifications after its hardware is put in place. Value added resellers are companies or individuals that add features, other equipment or services to the products they are represent and resell.

         Our traffic and transportation management products include a wide range of wired, wireless and fiber optic products. We produce a portion of these products, and we purchase for resale the remaining portion of these products from third parties through OEM agreements. Most of our traffic and transportation management products relate to the 170 and National Electrical Manufacturers' Association, or NEMA, Traffic Controllers. The 170 and NEMA Traffic Controllers are the two accepted generic equipment names given to the processors that control the red, yellow and green traffic lights that are used to control intersections.

         Sierra Series and Racon(TM) Series Microwave Radio Products
         -----------------------------------------------------------

         These products consist of industrial grade, extended temperature, short haul microwave radio communications equipment that have built-in antennas and operate in the millimeter wave frequency bands at 23 to 24 GHz, or billions of cycles per second. Applications for these products include communication of information in traffic control networks, industrial automation projects, video surveillance and video conferencing systems, T1/E1 carrier networks and LANs.

     Our microwave radios are a high-speed link in the emerging wireless Internet market and other networking markets. We have successfully provided microwave links to clients who needed wireless connectivity and speeds of several T1 lines or several digital subscriber, or DSL, lines. With our new proprietary integrated digital multiplexor technology, our customers can save substantial amounts of time and money by purchasing an enhancement to our microwave radio products that permits formatting and transmission of up to four full T1 or E1 lines along with a 10 megabyte LAN line simultaneously over the same path.

     PLANNED AIRWAVE(TM) WIRELESS DATA NETWORK SERVICES

     We are developing proprietary technology for sending and receiving data over the existing control channels of cellular networks based upon technology acquired from eflex. Control channels are essentially a wireless data link for communicating between cellular telephones or devices and cellular systems without interfering with a carrier's revenue-generating voice channels. We believe that if further developed and exploited, this technology could support a wide range of wireless industrial and commercial remote monitoring and data acquisition applications such as utility meter reading, remote alarm monitoring and reporting, messaging, vending machine monitoring, vehicle tracking and remote diagnostics, traffic management and many others.

     Telenetics has entered into an agreement with GTE Telecommunication Services Inc., or GTE TSI, a leading provider of inter-carrier wireless services to carriers worldwide. The agreement contemplates that GTE TSI's service control point, which is a network control center linked to all North American cellular carriers, would serve as the gateway for data communications between the proprietary transceiver that we have begun to develop for connection to remote cellular devices and the wireless data network control center that we have begun to develop for the collection, verification and presentation of data to customers.

MARKETS

     The current principal targets of our marketing and sales efforts are the:

     o COMMERCIAL MARKET. The commercial market includes business and government entities that use public and private communications networks to carry data between locations. These networks are wired analog or digital circuits and/or wireless cellular circuits that use analog modems, digital transmission devices or cellular devices to access communications networks and transmit data. Our Sunrise Series products are at the high end of the worldwide commercial market for data transmission and network access products. Many of these products are used in applications for multinational and national industries such as banking and finance, insurance, telephone, including cellular systems, private networks and national public networks, airlines, medical diagnostics, oil and gas, lotteries and many other network applications where performance and reliability are essential.

     o INDUSTRIAL AUTOMATION MARKET, which consists of myriad organizations that use data communications in an automated process application, such as utilities and energy management companies. During the past several years, our primary focus was on developing new and unique products for the automation of the electric, gas and water utility industries. Responding to deregulation and other major changes taking place within the industry, electric power utility companies have become leading advocates in promoting the implementation of automation and technological advancement as a means of achieving cost savings as they enter the competitive arena. Utilities are automating numerous distinct processes within their operating systems. Our current product range is designed for and sold for use in the following processes:

         o Automated meter reading, or AMR, which is intended primarily to eliminate the expense and inefficiencies of human meter readers and also is intended to provide a communications link to a customer's premises with the potential for providing additional value added services to the customer; and

         o Distribution automation, which is the remote monitoring and control of power distribution networks. These control systems are often referred to as SCADA systems. SCADA is an acronym for Supervisory Control and Data Acquisition; and

         o Substation automation, which is the remote monitoring and control of electric power substations systems.

     o TRANSPORTATION AND TRAFFIC MANAGEMENT MARKET: Commentators have suggested that federal, state and local governments' ability to increase road, highway and railroad infrastructures is limited by urban development, environmental considerations, increasing costs and limitations on funding. Some municipal authorities have already made plans to meet the automation and management challenges facing the traffic and transportation industry in the new century in areas such as traffic management, signal improvement and other intelligent transportation systems.

         Special technology applications that municipal authorities anticipate implementing include ice detection, traffic counters, alarms, traffic controllers and road monitoring. In most cases, these applications will require the coordinated involvement of federal and state departments of transportation and other transportation agencies, as well as equipment manufacturers and integrators who specialize in the transportation industry. In anticipation of a potential increase in transportation projects, we have established relationships with state transportation authorities and several manufacturers and integrators and are currently involved with a number of departments of transportation that have deployed or are expected to deploy our products. We also anticipate the use of our products in the railroad safety market.

     o SPECIALTY COMMERCIAL AND INDUSTRIAL AUTOMATION MARKETS: Our marketing efforts also focus on a wide variety of other commercial and industrial applications, including remote medical diagnostics, plant and manufacturing automation, building automation and lottery and gaming systems. We believe that, when fully developed and deployed, the AirWave(TM)control channel technology would place us in the position to expand into a broad range of industrial and commercial specialty markets by providing low cost, efficient data transportation services. We further believe that the fully developed and deployed AirWave technology would support a wide range of wireless data applications, including utility meter reading, remote alarm monitoring and reporting, messaging, vending automation, vehicle tracking and remote diagnostics, traffic management and many other industrial and commercial remote monitoring and data acquisition applications.

MARKETING AND SALES

     Our marketing activities include product marketing, industry marketing, seminars and marketing communications. Historically, our marketing efforts have focused on product and company awareness principally through trade shows, symposiums, published papers and our web site.

     Several major industry conferences have proven to be keystones in our marketing program. For example, our utility automation and AMR products are regularly exhibited at the DistribuTech Conference held in the winter, the National Meter Reading Conference held in the summer, and the Automatic Meter Reading Association conference held in the fall. Our Traffic Management Systems Group actively participates in and exhibits at the IMSA, or International Municipal Signal Association, Annual Conference, the Institute of
Transportation Engineers Annual Meeting and the ITS, or Intelligent Transportation Systems, America Conference. In addition, since 1994, our Traffic Management Systems Group has organized and hosted an annual traffic communication technology seminar that generally is attended by several hundred transportation industry professionals from across North America.

     In the past, Telenetics has sold most of its products through a direct sales force based in our Lake Forest, California office that contacted firms known to be active in each of our market segments and through a network of manufacturers' representatives located throughout the United States and Canada. With the July 1999 acquisition of GDI, now our Traffic Management Systems Division, we inherited a network of VARs, through which we continue to channel the sale of traffic automation systems.

     An analysis of the performance of the manufacturers' representatives over a three-year period revealed that this was not an effective channel to market for our products. Consequently, we terminated all of our manufacturers' representative agreements and have begun to channel sales of most of our products through a network of regional and national distribution outlets. In the second half of 2000, we entered into stocking/distribution agreements with several notable companies, including Graybar Electric, a national chain of 250 distribution centers that specializes in electrical and communications equipment for industrial and utility markets, Data Connect, a Washington, DC-based major distributor of communication products, and Blue Line Communications, a Southern California-based distributor of communication products.

     The global sales channel created by Motorola for the commercial grade analog and digital data transmission and network access products licensed to us by Motorola is extensive, effective and knowledgeable on not only the licensed products but also on a vast array of other communications products. We are pursuing relationships or already have established relationships with many of the resellers, system integrators and distributors that were part of this sales structure for Motorola. We refer to this developing network as our Sunrise Partners network.

     The acceptance of Telenetics by the members of the distribution channel generally has been positive, and most of Motorola's existing customers and sales partners have indicated their intent to continue to purchase the licensed products that will be marketed, sold and serviced under Telenetics' Sunrise Series brand name. We believe that use of this global sales channel will provide Telenetics with a competitive advantage in international data transmission and network access product markets by, among other things, enabling us to leverage our marketing and sales activities without the additional expense of a large direct sales force. We have divided the global sales channel into the following four major regions:

     o    Western, Central, Eastern Europe, Middle East, and Africa
     o    Asia Pacific, including mainland China, Australia, New Zealand, and
          India
     o    Latin, Central and South America, Mexico and the Caribbean
     o    United States and Canada

     We have assigned area sales directors to each of these regions and have staffed and opened offices in Europe and Mexico, with similar plans for China and Southern Asia. Our sales staff in Lake Forest, California, currently manages sales in the United States and Canada. Telenetics plans to work with and strengthen this global sales channel by promoting and marketing Sunrise Series products through this channel and then introducing Telenetics' other communications products into this channel where appropriate synergies exist.

     Ingram Micro Inc., a leading wholesale provider of technology products and services, previously served as a stocking distributor for Motorola in connection with the products we have begun marketing under the Sunrise Series name. In March 2001, Telenetics entered into a stocking/distribution agreement with Ingram Micro Inc. The agreement provides Ingram and its affiliates with the non-exclusive worldwide right to purchase, sell and ship to any reseller all computer products produced and/or offered by us during the term of the agreement. The agreement has an initial term of one year and will automatically renew for successive one-year terms unless earlier terminated by either party upon 30 days' prior written notice or immediately upon written notice in other limited circumstances. Although the agreement does not require Ingram to purchase any minimum amount or quantity of our products, Ingram has agreed under the agreement to list our products in Ingram's catalog, promote the products in a commercially reasonable manner, assist in product training and support and provide reasonable general product technical assistance to customers who purchase the products.

     Through the Sunrise Partner network, Ingram, Graybar, Data Connect and Blue Line, we will not only be establishing strategic, worldwide inventories of our products, but we also will be gaining access to a nationwide and international sales force. These organizations are staffed with sales professionals that are already involved with parallel products and services and are able to offer their customers the product expertise and application support vital to sales of high technology products. Our resellers add value by providing order processing, credit and significant sales and technical support. Our resellers generally are responsible for identifying potential customers, selling our products as part of complete solutions and, in some cases, customizing and integrating our products at end users' sites. We establish relationships with resellers through written agreements that provide prices, discounts and other material terms and conditions under which the distributor is eligible to purchase our products for resale. These agreements generally do not grant exclusivity to the resellers, prevent the resellers from carrying competing product lines or require the resellers to sell any particular dollar amount of our products, although the contracts may be terminated at our election if specified sales targets and end user satisfaction goals are not attained. We believe that this multi-channel sales strategy encourages broad market coverage by allowing our sales personnel to create demand for our products while giving customers the flexibility to choose the most appropriate delivery channels.

     Although we are excited about the international expansion opportunities provided by our license relating to the Sunrise Series products, we acknowledge that international sales are subject to risks, including various regulatory requirements, political and economic changes and disruptions, tariffs or other barriers, difficulties in staffing and managing foreign sales operations, and potentially adverse tax consequences. In addition, fluctuations in exchange rates may render our products less competitive to local product offerings or expose us to foreign currency exchange losses.

COMPETITION

     Telenetics and countless other companies have developed myriad data transmission and network access products and other customer-specific communications products designed to meet the growing demand for communications services by businesses and government organizations that rely heavily on information technology. Our products compete on the basis of product features, price, quality, reliability, brand name recognition, product breadth, developed sales channels, product documentation, product warranties and technical support and service. We believe that we generally are competitive in each of these areas. However, many of our existing and potential competitors have significantly more financial, engineering, product development, manufacturing and marketing resources than Telenetics. There can be no assurance that competitors will not introduce comparable or superior products incorporating more advanced technology at lower prices, or that other changes in market conditions or technology will not adversely affect our ability to compete successfully in the future.

     Three major competitors for our Sunrise Series commercial analog and digital data transmission and network access products are Multitech Systems, Paradyne Networks, Inc. and U.S. Robotics. Multitech has a mid-range and mid-priced product line that competes on price in some markets but lacks the general high-end features and performance of the Sunrise Series. Nonetheless, Multitech has a substantial share of the market, particularly in the United States and Western Europe. Paradyne has an equivalent high-end modem series that is comparable to the Sunrise Series and competes substantially in some markets and directly into the customer base developed by Motorola. Competition from U.S. Robotics generally is limited to their high-end models sold primarily in Eastern Europe and the United States. In addition, there is competition in various regions and countries around the world from local manufacturers in Taiwan, Korea, Western Europe, Australia and other selected regions. Generally, this competition is localized and tends to be less of a threat globally due to the competitors' lack of extensive approvals in, and exposure to, the markets in other countries. Also this local competition tends to be on the lower end of the price and performance range.

     We also believe that although our Sunrise Series products have been in use for many years, demand for these products remains high for two main reasons. First, because these products have high reliability and functionality, customers have designed them into their complex and growing communications networks, and many local telephone networks have incorporated these products into their network management systems. Second, we are in the process of obtaining registrations and approvals of the Sunrise Series products in over 140 countries where Motorola previously had obtained registrations and approvals for the products in its own name. Widespread registrations and approvals should enable multi-national networks to specify a single Sunrise Series product and be assured it will be approved for use most anywhere worldwide.

     In the utility automation market, major providers of complete systems include Itron Inc., Siemens, ABB Power T&D, Schlumberger Ltd., Alstom and GE Harris. At the present time, we do not compete with these companies. Rather, we seek to supply them with industrial grade wired and wireless products, including our various industrial grade modem products and the Omega(TM) Series of wireless products, for inclusion in their projects. In so doing, we compete with a select few other companies, including Starcomm Products, Inc. (industrial modems) and GDI Global Data, Inc. (cellular wireless products). Our Omega(TM) Series products also compete with alternative wireless technology solutions, notably fixed wireless networks. We also recognize that the suppliers of complete systems mentioned above are or may become capable of developing and manufacturing their own data communication solutions.

     In the telemetry market, which market covers two-way wireless monitoring of remote devices, Aeris Communications, Inc. and Cellemetry LLC offer control channel products and networks that compete with the proprietary control channel technology that Telenetics is developing under the AirWave brand name. There are also alternative wireless technologies such as two-way paging that are being promoted for use in similar applications.

     In the traffic and transportation management market, our competition is primarily from those VARs and system integrators who compete with our VARs and system integrators for the same contracts.

     We are aware of only one other, Southwest Microwave, that competes directly with our Sierra Series data microwave radio products and our Racon(TM) Series video microwave radio products. However, microwave radios are not this competitor's primary business, and it appears that this competitor's support for its microwave product line has been diminishing. We are aware of other competition from high-end microwave systems manufacturers. Although these high-end systems offer significant data throughput performance advantages, their associated costs generally have prevented them from becoming a competitive threat to us.

     Microwave technology also competes with other technologies, especially spread spectrum radio, which has developed the indoor wireless LAN market and has captured a substantial portion of short-range building-to-building LAN extension business. Spread spectrum products offer lower cost than microwave products but provide lesser performance. Also, spread spectrum products do not require an operational license, which means that spread spectrum products do not involve the administrative effort and cost that is required to file for a license for microwave products, but spread spectrum products bear the risk to the user of interference that cannot be predicted and may not be easily resolved.

CUSTOMERS

     We market and sell our products to a broad range of domestic and foreign industrial, commercial and governmental organizations as well as to our resellers and stocking distributors. During the year ended December 31, 2000, one customer, Sargent Electric, accounted for more than 10% of our revenues.

     End users of the commercial analog and digital data transmission and network access products covered by the Motorola Agreement include a broad mix of clients who historically have been serviced by the global sales channel developed by Motorola. Some of the end customers who rely on and have designed these products into their systems include:

         AT&T
         British Telecom
         France Telecom
         GTE
         Several divisions of Motorola, Inc.
         British Rail
         Nortel Networks

         British Airways
         Air India
         General Electric Medical Systems-France
         SITA, a worldwide airline network provider
         International Business Machines
         Siemens Power Systems
         Schlumberger
         VISA
         NCR
         United Parcel Service

     In addition, the national banking systems in countries such as Russia, Greece, Cypress, Portugal, India, the United Kingdom, Turkey, the Czech Republic and many other private banks rely on these commercial grade products. Also, many national telephone companies such as those in Turkey, Egypt, Kazakhstan, Portugal, Mexico and Argentina use these commercial grade products.

     A wide range of companies and organizations purchase our industrial grade data communications products. End user customers include utility companies and state and municipal authorities. We also enjoy close relationships with a large number of major OEMs and system integrators that have designed our products and technologies into their offerings. Significant projects include:

     o Duquesne Light Company, its subcontractor Sargent Electric, and Itron have jointly installed over 15,000 of Telenetics' Omega(TM) Series products to provide the communications for a major AMR project in Pennsylvania.

     o GE Harris Energy Control Systems Canada selected us for the continued supply of digital fast poll modems for a major distribution automation project in Asia. Since 1998, we have been the exclusive supplier of the digital fast poll modems required for the communications links between the system master station and approximately 6,500 GE Harris RTUs installed on this project. Under a new contract entered into in February 2001, GE Harris agreed to purchase several thousand additional modems from us for the second phase of its project.

     o Alstom T&D chose us as its exclusive supplier of specialized industrial modems and modem racks for a major utility automation project in the Pacific Rim.

     o We supplied and integrated the networking and communications equipment that formed the core of the City of Philadelphia's Transportation Management Operation Center.

     Current customers for our Sierra Series and Racon Series microwave radios are spread through as many as 40 countries, with over 7,000 radios installed over the past several years. Recently, Texaco has used these radios to create the backbone for a wireless network that is used to monitor oil well production and operating parameters in remote locations where land lines are not available. In addition, TRW is using the radios to transmit full motion picture studio quality digital movie clips for major movie studios in and around Hollywood, California. Also, the United States government is installing systems at Navy and Air Force targeting and gunnery ranges in order to transmit video for scoring purposes. Microwave was chosen for this purpose due to damage that terrestrial lines sustain during practice bombing and gunnery sorties. Our video microwave radios are also used in Korea as part of a system to monitor their national forests for fires in remote areas.

TECHNICAL SUPPORT, CUSTOMER SERVICE AND WARRANTIES

     We are committed to providing quality technical support because we believe that technical support services, including pre- and post-sales application support, product repair and warranty support, are essential to effective sales programs. Historically, our technical support and customer service functions have been performed by Telenetics employees at our facilities in Lake Forest, California, for modems and cellular products, in Verdi, Nevada, for traffic automation products, and in Sacramento, California, for microwave products. Our technical analysts answer technical support calls directly and generally provide same-day or next-day response to questions that cannot be resolved in the initial phone call. We also provide support through our Internet web site, which web site offers technical information to answer hardware and software compatibility questions and enables customers to contact our technical support and customer service personnel via electronic mail.

     Since we acquired the license relating to Motorola's commercial data transmission and network access products in late 2000, we have begun to develop relationships with the companies that have provided worldwide technical support call center services and product repair services for purchasers of these products for many years. These companies generally offer one or more of the following levels of support:

     o    Level 1 - Basic Installation Support Via Telephone
     o    Level 2 - Application Support Via Telephone
     o    Level 3 - Product Repair At Major Sub-Assembly Level
     o    Level 4 - Product Repair At Component Level

     In addition, we have begun working with resellers and distributors that provide Level 1 and Level 2 support for various products. Although development of our relationships with outside technical support and customer service providers initially is focused upon our Sunrise Series products, we intend to outsource technical support and customer service functions relating to our other products to the extent favorable opportunities arise.

     We typically provide a one-year material and workmanship warranty, in addition to the pass-through warranties provided by component suppliers and other vendors. These warranties generally permit customers to return any product for repair or replacement if the product does not perform as warranted. Historically, warranty expenses have not had a material impact on our operations or financial condition. However, there can be no assurance that this will continue to be the case or that disputes over components or other materials or workmanship will not arise in the future.

MANUFACTURING, ASSEMBLY AND QUALITY ASSURANCE

     Telenetics' products comprise a large number of electronic components and other parts that we and/or our contract manufacturers procure from outside suppliers. Most of these components and parts are available from multiple sources with varying lead times. However, some components and parts used in our products are and may in the future become available only from single or limited sources. Also, despite the availability of multiple sources, we may in some circumstances select a single source in order to maintain quality control and develop a strategic relationship with a supplier. Although we generally buy components under purchase orders and do not have long-term agreements with our suppliers, we expect our suppliers, most of whom are large companies, to be able to continue to satisfy our requirements. Although we believe that in most cases alternative sources are available, if our ability to obtain these components at satisfactory quality and quantity levels were impaired or interrupted for any reason, there could be a substantial disruption to our ability to supply our products to our customers. In that event, we may be required to undertake the time consuming and expensive process of qualifying replacement suppliers, generating the supporting documentation, performing system-level integration, obtaining standards-compliant approval for our products, and retraining sales and marketing personnel. Our inability to source components and parts at satisfactory quality and quantity levels and with the appropriate lead times would adversely affect our business and operations by, among other things, preventing us from being able to distribute products upon which our revenues depend, which could in turn result in loss of current and future sales to affected and potential customers.

     Our products currently are manufactured, assembled, tested and shipped from our Lake Forest, California, Sacramento, California and Verdi, Nevada facilities, and from our contract manufacturers' facilities in various locations. Our involvement in the process with regard to most of our products consists primarily of final assembly, functional testing, quality control and shipping. However, we also do the initial assembly of many of the printed circuit boards used in our traffic and transportation management products. Also, we use third-party contract manufacturers for certain component and circuit board assembly and testing functions and have developed strategic relationships with several qualified and reliable local assembly houses. For example, we use Astronic, an ISO 9002-certified subcontractor, to provide contract manufacturing to us for our industrial grade data communications products.

     In addition, we entered into a Manufacturing Agreement dated as of December 29, 2000 with Comtel Electronics, Inc., a privately-held ISO 9001-certified manufacturer based in Tustin, California. Under the agreement with Comtel, Comtel has agreed to act as a turnkey contract manufacturer for the majority of the Sunrise Series commercial data transmission and network access products covered by the Motorola Agreement. As part of this arrangement, Comtel has agreed to perform component purchasing, full product assembly, testing and preparation for shipment of both base products, which are of a generic type and are identical, and final products, which are specially configured or modified to fill a particular customer order or need. We are selling to Comtel equipment and components that we purchased from Motorola for the purpose of manufacturing the Sunrise Series products. In addition, we are loaning to Comtel testing equipment needed in the manufacturing process. The Comtel Agreement provides that during each month beginning in the third calendar month after Comtel begins manufacturing the products and continuing through the expiration or earlier termination of our agreement with Comtel, we will purchase from Comtel a minimum of $1,000,000 per month of Sunrise Series and other products manufactured by Comtel for Telenetics. Our agreement with Comtel has an initial term of three years, with automatic one-year renewals unless either party provides written notice of termination to the other party at least 180 days prior to the expiration of the then current term.

     We and/or our contract manufacturers perform extensive testing and inspection of all of our products prior to shipment. Units are labeled with both a serial number and part number/revision identification and are stamped with test verification and inspection stamps to permanently mark the products. We plan to enhance test procedure comprehensiveness to include testing of custom requirements as well as standard and default tests. Certificates of compliance are issued with each shipment that can be traced back to the final test technician and inspector. Failure analysis reports are issued as a general practice rather than on a request basis.

     We believe that outsourcing of our manufacturing, assembly and/or quality assurance processes has aided in minimizing both inventory and capital expenditures for us, including our fixed labor costs, while providing flexibility in production scheduling and capacity. Accordingly, we currently intend to continue to take advantage of outsource manufacturing and production opportunities that exist or may arise.

BACKLOG

     As of March 14, 2001, we had approximately $12.8 million in backlog orders for our products, excluding an order for approximately $3.0 million relating to our McCarney Truck-Link project. The amount of backlog orders represents revenue that we anticipate recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. The typical duration from receipt of a purchase order or other purchase commitment to shipment of the products ordered to the customer ranges from six to eight weeks depending upon the size of the order. However, there can be no assurance that we will be successful in fulfilling such orders and commitments in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog. In fact, with regard to the McCarney Truck-Link project, our ability to complete this project is dependent upon McCarney providing us with a redesign of the printed circuit board that is part of the product that we are providing to McCarney under a purchase order. As of March 20, 2001, we have not received the anticipated redesign and there can be no assurance that we will receive the redesign. If we do not receive the redesign, we may be unable to fulfill the order relating to the McCarney Truck-Link project.

PRODUCT DEVELOPMENT

     Our product development efforts are directed toward enhancing existing products and developing new products in order to meet changing end user needs and to support an increasing number of applications. We believe our existing expertise in data transmission and network access product production, modular design and international standards-compliant interfaces and protocols, which are devices and computer languages that allow two or more communications devices to communicate with one another, provides us with a strong technology base to pursue this objective. Our product development efforts focus on the following principles:

     o DEVELOPMENT OF NEW PRODUCTS AND TECHNOLOGY. We continually assess domestic and international market trends, with the focus of developing new products designed to meet emerging market demands. In developing new products, we attempt to combine our existing technology base with new technologies to provide a broader range of automation and data communications and data acquisition solutions to end users.

     o EMPHASIS ON MODULAR TECHNOLOGY. Our data transmission and network access products generally are designed so that they can easily be expanded or upgraded and can easily be integrated into a customer's existing hardware infrastructure. A modular architecture also enables us to develop data communications hardware modules that address new market needs or comply with changes in data communication standards without re-engineering an entire hardware product.

     o IMPROVEMENT OF EXISTING TECHNOLOGY. We seek to expand the features and functionality of our existing product lines through technology modifications and enhancements to meet the changing needs of our customers. We continuously review the design and manufacturing process of our products to determine areas of potential product cost savings or enhanced product quality and reliability.

     As of December 31, 2000, we employed 16 persons in engineering, 11 of whom were engaged primarily in product development. As of December 31, 1999, we employed 11 persons in engineering, 8 of whom were engaged primarily in product development. Engineering and product development expense increased by $2.2 million, to $3.0 million during the year ended December 31, 2000 from $0.8 million during the year ended December 31, 1999. This increase in engineering and product development expense was primarily attributable to the creation and support of a research and development operation associated with our acquisition of eflex in January 2000. We expect engineering and product development expenses to increase in actual dollars and decrease as a percentage of net sales during 2001 due to higher anticipated sales volume from the products covered under the Motorola Agreement.

     We believe our future success will depend, in part, upon our ability to expand and enhance the features of our existing products and to develop and introduce new products designed to meet changing customer needs on a cost-effective and timely basis. Consequently, failure by us to respond on a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in product development or introduction, could have a material adverse effect on our business and results of operations. There can be no assurance that we will respond effectively to technological changes or new product announcements by others or that we will be able to successfully develop and market new products or product enhancements.

INTELLECTUAL PROPERTY

     We currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. However, we believe that several of our current products and some of our products in development could benefit from patent protection. As a result, we have filed patent applications for various products with the United States Patent and Trademark Office. Although we currently rely to a great extent on trade secret protection for much of our technology and in the future will also rely on patents to protect a portion of our technology, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology.

     We own, license or have otherwise obtained the right to use certain technologies incorporated in our products. For example, under our agreement with Motorola, we obtained a ten-year non-exclusive license to manufacture, market and further develop a series of commercial grade analog and digital data transmission and network access products. In exchange for the license, we have agreed to make royalty payments to Motorola on sales of the licensed products during the two-year period that began on December 29, 2000. If we are unable to comply with the royalty or other terms of our agreement with Motorola, we will lose our license relating to the licensed products. If this were to occur, we would be unable to capitalize on this sales opportunity and could become subject to breach of contract or other liability.

     We may receive infringement claims from third parties relating to our products and technologies, such as the allegation of patent infringement action filed against us by Aeris Communications, Inc. In those cases, we intend to investigate the validity of the claims and, if we believe the claims have merit, to respond through licensing or other appropriate actions. To the extent claims relate to technology included in components purchased from third party vendors for incorporation into our products, we would forward those claims to the appropriate vendor. If we or our component manufacturers were unable to license or otherwise provide any necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against us.

GOVERNMENT REGULATION AND INDUSTRY STANDARDS

     Our products are designed to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories, or other nationally-recognized test laboratories, as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunication authorities in various countries as well as with recommendations of the International Telecommunications Union. The regulatory process in the United States and foreign countries can be time-consuming and can require the expenditure of substantial resources. In many foreign countries, obtaining required regulatory approvals may take significantly longer than in the United States. There can be no assurance that the FCC or foreign regulatory agencies will grant the requisite approvals for any of our products on a timely basis, if at all. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell our products. United States and foreign regulations regarding the manufacture and sale of modems and other data communications devices are subject to future change. We cannot predict what impact, if any, such changes may have upon our business.

     Our products also are subject to statutes governing safety and environmental protection. We believe that we are in substantial compliance with these statutes and are not aware of any proposed or pending safety or environmental rule or regulation that, if adopted, would have a material impact on our business or financial condition.

EMPLOYEES

     As of March 19, 2001, we employed approximately 87 people, of which 84 were full-time employees. We consider our relations with our employees to be good. None of our employees are represented by a labor union.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. In addition to the other information contained in the description of our business, the following factors should be considered carefully in evaluating our business and prospects.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT THAT MAY CONTINUE IN THE FUTURE AND THAT MAY ADVERSELY IMPACT OUR BUSINESS AND OUR SHAREHOLDERS.

     We have incurred net losses in each fiscal year since our inception, with the exception of the fiscal year ended March 31, 1998, in which we realized nominal net income of $94,000. We realized a net loss of $1.1 million for the twelve months ended December 31, 1999, as compared to incurring a net loss of $204,000 for the twelve months ended December 31, 1998. For the nine months ended September 30, 2000, we reported a net loss of $7.3 million. Our accumulated deficit through September 30, 2000 was approximately $20.1 million, and as of that date we had a total shareholders' equity of approximately $2.8 million. We expect to report losses for the last quarter of 2000 and for the fiscal year ended December 31, 2000. We also expect that our losses may continue further into the future. There is no assurance that we will attain profitable operations in the future. If we are unable to do so, there may be a material adverse effect on our cash flows, which could cause us to violate covenants under our credit facility and could impede our ability to raise capital through debt or equity financing to the extent needed for our continued operations or for planned expansion. Consequently, future losses may have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

WE MAY NEED AND BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS, WHICH COULD INTERFERE WITH OUR EXISTING AND PLANNED OPERATIONS, DILUTE OUR SHAREHOLDERS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS.

     Historically, we have relied upon cash from financing activities to fund most of the cash requirements of our operating and investing activities. Although we have been able to generate some cash from our operating activities in the past, there is no assurance we will be able to continue to do so in the future. While we believe that cash flow from operations and our financing available through our revolving line of credit facility with Celtic Capital Corporation will be adequate to fund our continuing operations for the next twelve months, we further believe that additional sources of liquidity through debt and/or equity financing may be required to fund our plans to exploit the license we obtained from Motorola Inc. relating to our commercial analog and digital data transmission and network access products, to further develop and exploit the proprietary wireless technology we acquired in our acquisition of eflex Wireless, Inc., and to fund other plans for future growth. Any future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. Any future financing may also dilute existing shareholders. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

     If adequate funds are not available, we may also be required to delay, scale back or eliminate portions of our operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product development efforts that historically have contributed significantly to our competitive advantage.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY, WHICH MAY NEGATIVELY IMPACT OUR STOCK PRICE.

     Our quarterly results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, many of which are beyond our control, including the timing and nature of revenues from product sales that are recognized during any particular quarter, the impact of price competition on our average selling prices, the availability and pricing of components for our products, market acceptance of new product introductions by us and our competitors, the timing of expenditures in anticipation of future sales, product returns, the financial health of our customers, the overall state of the data transmission and network access product and special-application communications product industries and economic conditions generally. Because our marketing and sales efforts are being conducted through many channels and involve a wide range of data transmission and network access products and specific-application communications products that are used in a wide variety of applications by many customers whose needs vary over time, the volume and timing of orders received during a quarter are difficult to forecast. As a result, it is likely that in some future periods our operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely be materially and adversely affected.

OUR INABILITY OR THE INABILITY OF OUR CONTRACTORS TO SHIP ORDERS ON A TIMELY BASIS COULD DAMAGE OUR RELATIONSHIPS WITH CUSTOMERS, RESELLERS AND DISTRIBUTORS AND REQUIRE US TO MAKE EXPENSIVE AND TIME-CONSUMING EFFORTS TO REMEDY THE INABILITY.

     We have experienced and are currently experiencing problems associated with under-capitalization and engineering and production delays, including the inability to ship products in a timely manner. In an effort to minimize these problems, we have entered into agreements with third-party contract manufacturers for some component and circuit board assembly and testing functions and have developed strategic relationships with several qualified and reliable local assembly houses. A failure by our contract manufacturers and assemblers to fulfill their obligations to us could cause delays in production and shipment of many of our products. Delays in production and shipment could cause customers to cancel a portion or all of their orders and could damage our relationships with our customers, resellers and distributors, which in turn could cause us to lose existing customers or prevent us from obtaining new customers. Further, if our contract manufacturers become unable to fulfill their obligations to us due to their own financial difficulties or other circumstances beyond our control, we could be required to undertake expensive and time-consuming efforts to transition the contracted services to other qualified contractors or to our own facilities. Accordingly, the failure to deliver products on time could have a material adverse affect on our business, prospects, financial condition, results of operations and cash flows.

IF WE ARE UNSUCCESSFUL IN OUR EFFORTS TO TAKE ADVANTAGE OF REGIONAL, NATIONAL AND INTERNATIONAL DISTRIBUTION CHANNELS FOR OUR PRODUCTS, SALES OF OUR PRODUCTS MAY DECLINE OR FAIL TO INCREASE.

     Historically, we sold most of our products through a direct sales force and through a network of manufacturers' representatives. However, in an effort to find a more effective channel to market for our products, we have terminated all of our manufacturers' representative agreements and have begun to channel most of our products through a network of regional and national distribution outlets. We also have begun to develop and solidify our relationships with certified resellers, distributors and system integrators, many of which are part of a worldwide distribution network developed by Motorola in connection with its sales of the commercial grade analog and digital transmission and network access products that are covered by the manufacturing license agreement that we have entered into with Motorola. To the extent we are unsuccessful in our efforts to create or maintain an adequate quality and quantity of these relationships, sales of our products may decline or fail to increase as we work to establish effective channels to market.

IF OUR PRODUCTS FAIL TO COMPLY WITH EVOLVING GOVERNMENT AND INDUSTRY STANDARDS AND REGULATIONS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS.

     Our products are designed to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. The regulatory process in the United States and foreign countries can be time-consuming and can require the expenditure of substantial resources. In many foreign countries, obtaining required regulatory approvals takes significantly longer than in the United States. Motorola obtained approvals in many countries for the commercial analog and digital data transmission and network access products covered by the manufacturing license agreement that we entered into with Motorola. However, those approvals were not transferable to us. We estimate that at least in the near-term, approximately half of our sales of Sunrise Series products will be to customers within the United States. There can be no assurance, however, that regulatory agencies in the United States or other countries will grant the requisite approvals to us for those products or for any of our other products on a timely basis, if at all. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell many of our products, including our Sunrise Series products that have been selected by multinational corporations in large part based upon the existence of approvals of those products for use in each country in which those corporations operate. United States and foreign regulations regarding the manufacture and sale of modems and other data communications devices are subject to future change. We cannot predict what impact, if any, such changes may have upon our business.

TO THE EXTENT OUR RE-EMPHASIS ON MARKETING AND SALES OF OUR DATA TRANSMISSION AND NETWORK ACCESS PRODUCTS IS UNSUCCESSFUL, OUR OPERATING RESULTS MAY CONTINUE TO SIGNIFICANTLY DEPEND UPON THE ACCEPTANCE BY THE UTILITY INDUSTRY OF OUR INDUSTRIAL AUTOMATION PRODUCTS.

     Our management believes that our entry into the license and manufacturing agreements with Motorola and Comtel, together with our efforts to take advantage of the worldwide distribution network developed by Motorola in connection with our licensed commercial analog and digital data transmission and network access products, provide us with a unique opportunity to capitalize on and re-emphasize the expertise we have gained through our years of development, manufacturing and marketing of data transmission and network access products. However, to the extent we are unsuccessful with our efforts toward this re-emphasis, we may need to continue to rely heavily upon sales of our automatic meter reading, or AMR, and other remote monitoring products to utilities, transportation authorities and other such entities. The automation of utility meter reading and data distribution is a relatively new and rapidly changing market. We cannot accurately predict the size of this market or our potential growth. Our system is one possible solution for AMR and data distribution. It has not been adopted as an industry standard and it may not be adopted on a broad scale. Competing systems have been and likely will continue to be selected by utilities and other potential clients. Participants in the utility industry have historically been cautious and deliberate in making decisions concerning the adoption of new technology. This process, which can take up to several years to complete, may include the formation of evaluation committees, a review of different technical options, technology trials, equipment testing and certification, performance and cost justifications, regulatory review, one or more requests for vendor quotes and proposals, budgetary approvals and other steps. Only a limited number of utilities have made a commitment to purchase our products and services to date. Consequently, if our re-emphasis on our data transmission and network access products is unsuccessful and we are unable to enter into additional AMR or data distribution contracts on terms favorable to us, our business, operating results, financial condition, cash flows and our ability to service our indebtedness could be materially and adversely affected.

WE RELY ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

     Historically, we have derived a significant portion of our revenues from a relatively limited number of customers. Although our current business strategy involves the use of multiple resellers and distributors who we anticipate will act as multiple customers for our products, there can be no assurance that a limited number of large customers will not continue to account for the majority of our revenues. If this occurs, the loss of any one or more of major customers would likely have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

IF WE ARE UNABLE TO FULFILL BACKLOG ORDERS DUE TO CIRCUMSTANCES INVOLVING US OR ONE OR MORE OF OUR CUSTOMERS, OUR ANTICIPATED RESULTS OF OPERATIONS AND CASH FLOWS WILL SUFFER.

     As of March 14, 2001, we had approximately $12.8 million in backlog orders for our products, excluding an order for approximately $3.0 million relating to our McCarney Truck-Link project. The amount of backlog orders represents revenue that we anticipate recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. The typical duration from receipt of a purchase order or other purchase commitment to shipment of the products ordered to the customer ranges from six to eight weeks depending upon the size of the order. However, there can be no assurance that we will be successful in fulfilling such orders and commitments in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog. In fact, with regard to the McCarney Truck-Link project, our ability to complete this project is dependent upon McCarney providing us with a redesign of the printed circuit board that is part of the product that we are providing to McCarney under a purchase order. As of March 20, 2001, we have not received the anticipated redesign and there can be no assurance that we will receive the redesign. If we do not receive the redesign, we may be unable to fulfill the order relating to the McCarney Truck-Link project.

OUR BUSINESS COULD SUFFER IF WE OR OUR CONTRACT MANUFACTURERS ARE UNABLE TO OBTAIN COMPONENTS OF OUR PRODUCTS FROM OUTSIDE SUPPLIERS.

     The major components of our products include circuit boards, microprocessors, chipsets, memory components and radio transmitters and receivers. Most of these components are available from multiple sources. However, some components used in our products are currently obtained from single or limited sources and may from time to time be in short supply or on allocation by manufacturers. We have, from time to time, experienced difficulty in obtaining components. We do not have guaranteed supply arrangements with any of our suppliers, and there can be no assurance that these suppliers will continue to meet our requirements. Shortages of components could not only limit our production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to use higher-cost substitute components. Significant increases in the prices of components could have a material adverse effect on our results of operations because we may not be able to adjust product pricing to reflect the increases in component costs. Also, an extended interruption in the supply of components or a reduction in their quality or reliability would have a material adverse effect on our financial condition and results of operations by impairing our ability to timely deliver quality products to our customers. Delays in deliveries due to shortage of components or other factors may result in cancellation by our customers of all or part of their orders. Although customers who purchase from us products that are not readily available from other sources would be less likely than other customers of ours to cancel their orders due to production delays, we cannot assure you that such cancellations will not occur.

     In addition, we have from time to time received from manufacturers "last buy" notices that indicate that one or more components that we incorporate into our products will be permanently discontinued. If we are unable to participate in a last buy or are unable to purchase an adequate quantity of last buy components to cover our needs until the time, if any, that we are able to find an appropriate substitute component that works with the current design of our product or to redesign our product to allow for use of a substitute component, we may have to eliminate the product from our product line. We believe that with respect to many of our single source components, we could obtain similar components from other sources. However, in response to recent last buy notices, we currently are working to alter product designs on some of our data transmission and network access products to allow us to use alternative components. There can be no assurance that we will be successful in our redesign of these products or that we will not experience difficulties associated with future last buys. Further, we cannot assure you that future severe shortages of components that could increase the cost or delay the shipment of our products will not occur.

WE RELY HEAVILY ON OUR MANAGEMENT, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     Our success is highly dependent upon the continued services of key members of our management, including our Chairman of the Board, President and Chief Executive Officer, Shala Shashani, our Chief Operating Officer, John McLean, and our Chief Financial Officer, David Stone. The loss of Ms. Shashani, Mr. McLean or Mr. Stone or one or more other key members of management could have a material adverse effect on us because each of these individuals has experience and skills upon which we draw heavily in our day-to-day operations and strategic planning activities. We have not entered into any employment agreement with any executive officer of our company other than a written employment offer with Mr. Stone and an employment agreement with Mr. McLean in his capacity as President of our telemetry division. Ms. Shashani currently does not receive compensation for services she renders to us as a member of management. Also, we do not maintain key-man life insurance policies on any member of management.

OUR INABILITY TO SUCCESSFULLY DEVELOP AND EXPAND OUR PRODUCT AND SERVICE OFFERINGS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     Our future success will depend, in part, on our ability to enhance our existing products and develop new products and services. Future advances may render our products and technologies obsolete or less cost effective than competitive products or technologies or erode our market position. Competitors may be capable of offering significant cost savings or other benefits to our customers. We must make continued substantial investments to develop our technology and to respond to future regulatory changes. We have previously experienced significant delays and cost overruns in the design and manufacture of new products and are currently experiencing delays on certain new product production. There can be no assurance that delays or cost overruns will not be experienced in the future because delays can be caused by a number of factors, including changes in product design or definition during the development stage, changes in customer requirements, unexpected behavior of products under certain conditions, failure of third-party components to meet specifications or lack of availability of such components, and other factors. Delays in the availability of new products, or the inability to successfully develop products that meet customer needs, could result in increased competition, the loss of revenue or increased costs, any of which would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THOSE RIGHTS OR CLAIMS OF INFRINGEMENT OR LEGAL ACTIONS RELATED TO INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION.

     We currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. However, we believe that several of our current products and some of our products in development could benefit from patent protection. As a result, we have filed patent applications for various products with the United States Patent and Trademark Office. Although we currently rely to a great extent on trade secret protection for much of our technology and in the future will also rely on patents to protect a portion of our technology, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology.

     We own, license or have otherwise obtained the right to use certain technologies incorporated in our products. For example, under our agreement with Motorola, we obtained a ten-year non-exclusive license to manufacture, market and further develop a series of commercial grade analog and digital data transmission and network access products. In exchange for the license, we have agreed to make royalty payments to Motorola on sales of the licensed products during the two-year period that began on December 29, 2000. If we are unable to comply with the royalty or other terms of our agreement with Motorola, we will lose our license relating to the licensed products. If this were to occur, we would be unable to capitalize on this sales opportunity and could become subject to breach of contract or other liability.

     We may receive infringement claims from third parties relating to our products and technologies, such as the patent infringement action filed against us by Aeris Communications, Inc. In those cases, we intend to investigate the validity of the claims and, if we believe the claims have merit, to respond through licensing or other appropriate actions. To the extent claims relate to technology included in components purchased from third party vendors for incorporation into our products, we would forward those claims to the appropriate vendor. If we or our component manufacturers were unable to license or otherwise provide any necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against us.

THERE ARE RISKS THAT OUR PRODUCTS MAY BE RETURNED BY OUR CUSTOMERS, RESELLERS AND DISTRIBUTORS, WHICH COULD INCREASE OUR PRODUCTION AND WARRANTY COSTS AND DECREASE OUR SALES.

         We are exposed to the risk of product returns from our customers, resellers and distributors as a result of defective products or product components. Returned used products are tested, repaired and used as warranty replacements. Products returned to us due to faulty work by our subcontractors are returned to the subcontractors for credit against future purchase orders. In addition to being subject to the risk of returns of defective products, we are subject to the risk that Ingram Micro Inc. could return to us for credit or refund, up to 180 days after termination or expiration of our distribution agreement with Ingram, unused products in their original packaging. Historically, product returns have not had a material impact on our operations or financial condition. However, there can be no assurance that significant levels of product returns will not occur in the future and result in a material adverse effect on our results of operations, cash flows and reputation as a supplier of quality products.

OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD IMPAIR OUR BUSINESS.

         Our strategy envisions a period of rapid growth that may put a strain on our administrative and operational resources. Our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified engineers, technicians, salesperson and other personnel. There can be no assurance that we will be able to do so. If we are unable to successfully manage our growth, our business, prospects, financial condition, results of operations and cash flows could be adversely affected.

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY THAT COULD RESULT IN LITIGATION AGAINST US.

         The trading prices of our common stock have in the past, and will continue to in the future, be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, material announcements of technological innovations, price reductions, significant customer orders or establishment of strategic partnerships by us or our competitors or providers of alternative products, general conditions in the data transmission and network access products and specific-application communications products industries, or other events or factors, many of which are beyond our control. In addition, the stock market as a whole and individual stocks have experienced extreme price and volume fluctuations, which have often been unrelated to the performance of the related corporations. In fact, during the quarter ended December 31, 2000, the high and low sale prices of our common stock were $2.31 and $.84, respectively. If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock will likely decline, perhaps substantially. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future. This type of litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows. Any adverse determination in this type of litigation could also subject us to substantial liabilities.

SHARES OF OUR COMMON STOCK ELIGIBLE FOR PUBLIC RESALE COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in an additional 6,797,876 shares of our common stock being eligible to be resold on the public market. In addition, we have registered for resale on previous registration statements a significant number of shares of common stock that are issued and outstanding or are underlying securities that are convertible into shares of common stock. Actual or potential resales of registered shares of our common stock might also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

IF OUR COMMON STOCK CONTINUES TO TRADE AT RECENT LEVELS, WE MAY BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, WHICH MAY MAKE IT MORE DIFFICULT TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK.

     Our common stock currently is listed on the Nasdaq SmallCap Market. However, we have been unable to maintain the minimum bid price of $1.00 per share in recent weeks. If we continue to be unable to satisfy this requirement, or if we are or become unable to meet any other listing criteria, the Nasdaq SmallCap Market may delist us. In that event, investors may find it more difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements, including among others:

         o the projected growth in the data transmission and network access products and specific-application communications products industries and the market for our products within these industries;

         o our business strategy for expanding our presence in the existing and proposed markets in which our products could be used;

         o anticipated trends in our financial condition and results of operations; and

         o our ability to distinguish ourselves from our current and future competitors.

     You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. A number of factors could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from those anticipated by forward-looking statements, including those factors discussed under "Risk Factors." We do not undertake to update, revise or correct any forward-looking statements.


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


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits

                  10.1 Manufacturing License and Distribution Agreement dated as of October 25, 2000 by and between Motorola, Inc. and Telenetics Corporation

                  10.2 Manufacturing Agreement dated as of December 29, 2000 by and between Telenetics Corporation and Comtel Electronics, Inc.

                  10.3 Distribution Agreement dated as of March 12, 2001 by and between Ingram Micro Inc. and Telenetics Corporation

SIGNATURES
----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2001

                                      TELENETICS CORPORATION

                                      By: /s/ Shala Shashani
                                          --------------------------------------
                                          Shala Shashani, Chairman of the Board,
                                          President and Chief Executive Officer

EXHIBITS
--------

10.1 Manufacturing License and Distribution Agreement dated as of October 25, 2000 by and between Motorola, Inc. and Telenetics Corporation

10.2 Manufacturing Agreement dated as of December 29, 2000 by and between Telenetics Corporation and Comtel Electronics, Inc.

10.3 Distribution Agreement dated as of March 12, 2001 by and between Ingram Micro Inc. and Telenetics Corporation